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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF CHEROKEE BANKING COMPANY


     The sole subsidiary of Cherokee Banking Company will be Cherokee Bank, N.A., being organized under the laws of the United States. This subsidiary will be wholly owned by Cherokee Banking Company.